Morgan Stanley

                                                                     Exhibit 5.1


October 9, 2013


Scott Larson
Managing Director
Guggenheim Investments

         RE: Secular Growth Stocks report

Dear Mr. Larson:

Morgan Stanley & Co. LLC ("MS") understands that Guggenheim Investments ("Guggenheim") would like to create a new unit investment trust ("UIT") based on a MS research report entitled "Secular Growth Stocks - Updating the List," published on September 24, 2013("Research").

MS hereby grants Guggenheim limited permission to refer to MS and the Research in the offering materials for the UIT as well as promotional literature and other materials designed for use with investors as well as internal use with financial advisors under the following conditions:

     o Guggenheim's may only include disclosure in such offering materials and promotional literature subject to MS' prior approval.

     o No permission or license is granted other than expressly stated herein.

     o    External redistribution of the Research is prohibited.

     o MS makes no warranty, express or implied, including without limitation any implied warranties of merchantability or fitness for a particular purpose with respect to the Research or the content therein. All disclaimers set forth in the Research are hereby incorporated herein.

Your use of the Research as described herein indicates acceptance of these conditions.

Sincerely,

/s/ Scott K. Richardson
Scott K. Richardson
Executive Director, Legal & Compliance Division
Morgan Stanley